Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Releases Year End and Fourth Quarter 2004 Results

SPARTANBURG, S.C., February 15, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the fourth quarter and year ended December 31, 2004.

During 2004 total revenues increased 16.5% to $570.2 million, compared to $489.5 million in 2003, and for the fourth quarter total revenues increased 16.2% to $159.7 million, compared to $137.4 million for the quarter ended December 31, 2003. The increase in total revenues during the year was primarily due to the opening of new centers and growth in existing centers.  The year-over-year growth rate in total revenues for cash advance centers at least two years old as of December 31, 2004 was 10.5% (excluding centers in Georgia).  The total number of cash advances made or processed throughout 2004 increased by approximately 1.4 million, from approximately 10.2 million during 2003 to approximately 11.6 million during 2004.

Net income for the year 2004 and quarter ended December 31, 2004 was $83.1 million and $14.3 million, respectively, compared to $96.2 million and $22.6 million for the same periods in 2003.  Net income for the year and quarter ended December 31, 2004, included a non-cash charge to income tax expense of $8.4 million related to our conversion to a C corporation for income tax purposes in December.  Diluted income per share was $1.20 and $1.40 for the years ended December 31, 2004 and 2003, respectively, and $0.20 and $0.33 for the quarters ended December 31, 2004 and 2003, respectively.

Prior to our initial public offering (IPO) in December 2004, we were taxed as an S corporation for income tax purposes.  Accordingly, we had minimal income tax expense for most of 2004 and all of 2003.  We have reported net income on a pro forma basis, which assumes we were taxed as a C corporation at a rate of 40.3% for all of 2004 and 2003. Pro forma net income was $58.0 million and $58.6 million for the years 2004 and 2003, respectively, and $15.5 million and $14.3 million for the quarters ended December 31, 2004 and 2003, respectively.  Pro forma diluted net income per share, assuming we were taxed as a C corporation and that post-IPO diluted shares outstanding were outstanding for all periods of 2004 and 2003, was $0.69 per share for 2004 and $0.70 per share for 2003 and $0.18 per share and $0.17 per share for the quarters ended December 31, 2004 and 2003, respectively.

Advance America’s Chief Executive Officer Billy Webster commented on the 2004 results, “We are extremely pleased with our operating performance for the fourth quarter, and for the entire year.  In addition to the solid growth in our mature centers, we continue to open new centers, and with 469 new centers in 2004 (123 in the fourth quarter), we expanded our national operating network to a total of 2,408 centers in 34 different states.  We now have 797 centers less than two years old, which represents a tremendous investment in the future of the Company.  We remain confident in our business models and ongoing expansion opportunities and feel that our results are consistent with that belief.”

We used net proceeds of $194.9 million from our IPO to pay off debt and strengthen the Company’s balance sheet. At December 31, 2004, our total debt was $46.6 million compared to $219.3 million at December 31, 2003.  Additionally, our stockholders’ equity increased to $296.3 million at December 31, 2004 compared to $91.0 million at December 31, 2003.

On February 1, 2005, the Commissioner of Banks in the state of North Carolina issued a notice that a public hearing regarding its investigation into the Company’s business activities in that state would be held. This hearing is scheduled for April 19, 2005.  In Georgia, our operations have been suspended since May 2004, pending a ruling from the 11th Circuit Federal Court of Appeals and the resolution of proceedings involving other payday advance service providers that continue to operate in the state.  As of February 15, 2005 the 11th Circuit has not issued an opinion. Therefore, we have decided to write down the undepreciated costs of the 86 centers located in Georgia of approximately $1.3 million (pretax).

The Company will discuss these results during a conference call on Wednesday, February 16 at 9:00 a.m. (EST). To listen to this call, please dial the conference telephone number (800) 289-0493. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 7644150) until the close of business on February 23, 2005.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading payday cash advance service provider.  Advance America assists consumers, whose needs are not met by traditional financial institutions, with convenient less costly short-term credit options. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in the release other than those relating to our historical information or current condition will be forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today or any future results, performance or achievements expressed directly or impliedly by the forward-looking statements, and these forward looking statements are not a guaranty of future performance.  For a more detailed discussion of some of these factors, please refer to the section captioned “Forward-Looking Statements” in our recent final prospectus for our IPO filed with the SEC on December 17, 2004, which is available upon request or by going to our website: advanceamericacash.com.

Consolidated Income Statements

Three Months and Years Ended December 31, 2003 and 2004

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	(unaudited)	(unaudited)

Revenues:
Fees and interest charged to customers	$101,990	$119,451	$362,262	$430,859
Processing, marketing and servicing fees	35,440	40,238	127,272	139,329
Total revenues	137,430	159,689	489,534	570,188
Provision for doubtful accounts and agency bank losses	(24,349)	(30,119)	(64,681)	(89,236)
Net revenues	113,081	129,570	424,853	480,952

Center Expenses:
Salaries and related payroll costs	35,857	42,345	131,369	160,047
Occupancy costs	13,760	18,160	51,798	67,305
Center depreciation expense	2,918	3,569	11,603	13,719
Advertising expense	7,116	6,764	23,857	26,082
Other center expenses	10,906	12,937	41,300	47,087
Total center expenses	70,557	83,775	259,927	314,240
Center gross profit	42,524	45,795	164,926	166,712

Corporate and Other Expenses (Income):
General and administrative expenses	9,837	11,922	36,434	44,102
Corporate depreciation expense	978	967	3,433	3,942
Options purchase expense	3,444	—	3,547	—
Lending bank contract termination expense	—	—	6,525	—
Interest expense	4,176	4,437	15,983	17,165
Interest income	(18)	(45)	(86)	(161)
Loss on disposal of property and equipment	146	347	990	814
Loss on impairment of assets	—	1,288	—	1,288
Transaction related expense	—	874	—	2,466
Income before income taxes	23,961	26,005	98,100	97,096
Income tax expense	1,389	11,727	1,925	14,041
Net income	$22,572	$14,278	$96,175	$83,055

Net income per common share
—basic	$0.33	$0.20	$1.40	$1.20
—diluted	$0.33	$0.20	$1.40	$1.20

Unaudited Proforma Net Income

and Proforma Net Income per Common Share

Three Months and Years Ended December 31, 2003 and 2004

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
Proforma net income and proforma net income per common share
Net income	$22,572	$14,278	$96,175	$83,055
Income taxes	1,389	11,727	1,925	14,041
Net income before taxes	23,961	26,005	98,100	97,096
Income tax expense 40.3%	9,656	10,480	39,534	39,130
Proforma net income	$14,305	$15,525	$58,566	$57,966

Shares (1)	83,958	83,958	83,958	83,958

Proforma net income per common share	$0.17	$0.18	$0.70	$0.69

(1)                                  Assumes that the number of shares outstanding at December 31, 2004 were outstanding for the entire period.

Other Financial and Statistical Data

Three Months and Years Ended December 31, 2003 and 2004

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004

Center Information
Open, beginning of period	1,921	2,290	1,741	2,039
Opened	122	123	330	469
Closed (1)	(4)	(5)	(32)	(14)
Suspended		—	—	(86)
Open, end of period	2,039	2,408	2,039	2,408

(1)          The three months ended December 31, 2004 excludes three Georgia centers where operations were suspended in May 2004.

Aggregate principal amount of payday cash advances provided or processed (in thousands)	$919,118	$1,065,002	$3,271,235	$3,804,096
Number of payday cash advances provided and processed (in thousands)	2,822	3,198	10,179	11,586
Amount of average payday cash advance	$326	$333	$321	$328

Consolidated Balance Sheets

December 31, 2003 and 2004

(in thousands, except per share data)

	2003	2004
Assets
Current assets
Cash and cash equivalents	$10,484	$18,224
Advances and fees receivable, net	138,204	155,009
Deferred income taxes	—	3,141
Other current assets	3,119	9,887
Total current assets	151,807	186,261
Restricted cash	10,141	9,110
Property and equipment, net	51,474	72,247
Deferred income taxes	2,954	—
Goodwill, net	122,324	122,324
Other assets	9,343	7,597
Total assets	$348,043	$397,539

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,939	$13,911
Accrued liabilities	27,148	23,027
Income taxes payable	35	2,169
Accrual for excess bank losses	3,623	3,219
Current portion of long-term debt	309	471
Current portion of long-term debt with related parties	15,410	—
Total current liabilities	53,464	42,797
Revolving credit facility	128,642	39,506
Long-term debt	6,519	6,660
Long-term debt with related parties	68,379	—
Deferred income taxes	—	12,286
Total liabilities	257,004	101,249

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 81,530 shares issued and 68,667 outstanding at December 31, 2003 and 96,821 shares issued and 83,958 outstanding at December 31, 2004	815	968
Paid in capital	78,719	284,004
Paid in capital - unearned compensation	—	(3,451)
Retained earnings	49,228	52,492
Common stock in treasury (12,863 shares at cost)	(37,723)	(37,723)

Total stockholders’ equity	91,039	296,290
Total liabilities and stockholders’ equity	$348,043	$397,539